Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:   Michael DeVeau

                  VP, Global Corporate Communications & Investor Relations

                   212.708.7164

                   Michael.DeVeau@iff.com

IFF and ZoomEssence Announce Settlement of Lawsuit

NEW YORK, NEW YORK (June 23, 2017) – International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris:IFF) and ZoomEssence Inc. have mutually agreed to settle all claims and counterclaims brought in a lawsuit in the United States District Court for the District of New Jersey.

The parties agreed to dismiss their claims against one another, with prejudice and without any admission of liability or wrongful conduct, to avoid any further expense and disruption from the litigation.

Under the settlement agreement, IFF will make a one-time payment to ZoomEssence of $56 million and the parties will exchange full mutual releases.

Meet IFF

International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris:IFF) is a leading innovator of sensorial experiences that move the world. At the heart of our company, we are fueled by a sense of discovery, constantly asking “what if?”. That passion for exploration drives us to co-create unique products that consumers taste, smell, or feel in fine fragrances and beauty, detergents and household goods, as well as beloved foods and beverages. Our 7,400 team members globally take advantage of leading consumer insights, research and development, creative expertise, and customer intimacy to develop differentiated offerings for consumer products. Learn more at www.iff.com, Twitter, Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc. 521 West 57th Street New York, NY 10019 T +212.765.5500 F +212.708.7132 iff.com